Exhibit 10.1

Dyax Corp.
Non-Employee Director Compensation

(as amended through April 2005)

Directors who are also employees of Dyax Corp. do not receive any additional compensation for their service on the board of directors.  Non-employee directors receive the following compensation.

Director Fees

Annual Fees

The following annual fees are paid to Dyax’s non-employee directors in quarterly installments:

Recipient	Annual Fee
Each Non-Employee Director	$15,000
Each Committee Chair	$5,000
Each (non-chair) Committee Member	$1,000

Meeting Fees

The following meeting fees are paid to Dyax’s non-employee directors for attendance at each board and committee meeting*:

Meeting Fees	Attendance In Person	Attendance Via Telephone Conference Call
Board Meetings	$2,000	$1,000
Committee Meetings*	$1,000	$500

*(other than any meeting of the Nominating and Governance Committee held in conjunction with a Board meeting)

Travel Expenses

Dyax reimburses non-employee directors for all travel expenses incurred in connection with attendance at board and committee meetings.

Stock Options

Upon election and each re-election to Dyax’s board of directors at an annual meeting of stockholders, Dyax’s non-employee directors automatically receive awards under the Dyax Corp. Amended and Restated 1995 Equity Incentive Plan of stock options to purchase 9,000 shares of Dyax common stock for each year of their three-year term.  Non-employee directors elected between annual meetings automatically receive options to purchase 9,000 shares of Dyax common stock for each year or portion of a year remaining in the three-year term of the class of directors to which they have been elected.